Exhibit 99.1

NEWS RELEASE

2901 Butterfield Road, Oak Brook, IL 60523

FOR IMMEDIATE RELEASE

CONTACT:	Georganne Palffy (analysts)	Matt Tramel (media)
	(630) 368-2358	(630) 586-4896
	georganne.palffy@inland-western.com	tramel@inlandgroup.com

Inland Western Retail Real Estate Trust, Inc. leases 316,050 square feet of big box space

New leases replace 4 former Linens ‘n Things, and 6 former Circuit City spaces

Oak Brook, Ill.  Feb. 25, 2010 — As previously announced by Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) since November 2009, the company has signed 10 new leases totaling 316,050  square feet of big box space formerly occupied by Linens ‘n Things and Circuit City.  The 10-year leases were signed with the national retailers listed below, and significantly increased the occupancy at the shopping centers where they are located.

Tenant	Shopping Center	City, State	Square Feet	Center Occupancy
Ashley’s Furniture	Greenwich Center	Phillipsburg, NJ	32,670	100%
HH Gregg	Tollgate Marketplace	Belair, MD	33,838	89%
Marshalls	Century III Plaza	West Mifflin, PA	28,000	90%
Best Buy	Market at Clifty Crossing	Columbus, IN	35,032	87%
Best Buy	HQ Shopping Center	San Antonio, TX	41,621	100%
Best Buy	Southpark Meadows	Austin, TX	33,925	98%
(TJX) Home Goods	Gardiner Manor Mall	Bay Shore, NY	25,444	99%
Bed Bath & Beyond	Shoppes at Stroud	Stroudsburg, PA	25,020	100%
Ultimate Electronics	Gateway Pavilions	Avondale, AZ	32,500	91%
Ultimate Electronics	King Philip’s Crossing	Seekonk, MA	28,000	98%

In aggregate, Inland Western has re-leased or has under letter of intent, approximately 60 percent of the vacant space related to the bankruptcies of Circuit City and Linens ‘n Things.  Additionally, during 2009, the company signed 761 new and renewal leases for over 4.2 million square feet.

“We remain focused on occupancy as well upgrading our tenant and asset profile.  Our steady progression of continued leasing success is a testament to the team’s perseverance,” commented Shane Garrison, chief investment officer of Inland Western.

“As retailers look to both expand their market share and upgrade their current locations, our quality portfolio of strategically located assets remains a top tier alternative,” added Niall Byrne, president of property management.

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About Inland Western Retail Real Estate Trust, Inc.

Inland Western Retail Real Estate Trust, Inc. is a self-managed real estate investment trust that acquires, manages and develops a diversified portfolio of real estate, primarily multi-tenant shopping centers across the United States.  As of September 30, 2009, the portfolio under management totaled in excess of 49 million square feet, consisting of 299 wholly owned properties and 2 consolidated joint venture properties.  The company also has interests in 12 unconsolidated properties and 14 properties in 7 development joint ventures.  For further information, please see the company website at www.inlandwestern.com.

The statements and certain other information contained in this press release, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards, “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties could cause actual results to differ materially from those projected.  These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.

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